  This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The offer (as defined below) is made solely by the Offer to purchase dated April 8, 1997 and the related Letter of Transmittal, and is being made to all holders of Shares. Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made cto nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by a registered broker or dealer licensed under the laws of such jurisdiction.

                     Notice of Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock

                                      of
                      UNITED HOME LIFE INSURANCE COMPANY
                                      at
                       $4.50 Per Share without interest

                                      by

                             SOUTHCAP CORPORATION

        SouthCap Corporation, a Tennessee corporation ("Purchaser"), is offering to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of United Home Life Insurance Company (the "Company"), at a price of $4.50 per Share, in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 8, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). Following the Offer, Purchaser intends to effect the actions described below.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 p.m., INDIANAPOLIS, INDIANA TIME, ON TUESDAY, MAY 20, 1997, UNLESS THE OFFER IS EXTENDED.

        The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with any Shares then owned by Purchaser, represents at least 50.1% of the Shares on a fully diluted basis (fully diluted shall include, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights, unless the holder thereof shall have entered into an agreement to cash out such options, warrants or rights).

        As soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions and in accordance with relevant provisions of the Indiana Business Corporation Law (the "IBCL"), and the Indiana Insurance Department (the "IID"), the Purchaser will cause to be called a special meeting of shareholders for the purpose of electing its designated directors. If the Purchaser acquires a sufficient number of shares to permit such actions, it will effect a statutory merger of the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Merger held by the Purchaser will continue to be outstanding, and Shares owned by persons other than the Purchaser will be converted into the right to receive $4.50 per Share in cash.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to Fifth Third Bank (the "Depositary") of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting such payments to the tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depository of: (i) the certificates
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evidencing such Shares (the "Share Certificates"); (ii) the Letter of
Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees; and (iii) any other documents required by the Letter of Transmittal.

        The term "Expiration Date" shall mean 5:00 p.m. Indianapolis, Indiana time, on Tuesday, May 20, 1997, unless and until Purchaser, shall have extended the period of time for the Offer, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. Purchaser expressly reserves the right, in its sole discretion at any time and from time to time, to extend for any reason the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date of the Offer. During any such extension all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares.

        Tenders of Shares made pursuant to the Offer may be withdrawn by the tendering shareholder at any time prior to the Expiration Date, including any extensions thereof, unless accepted for payment by Purchaser pursuant to the Offer. For the withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. Prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed. Withdrawals may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Date or any extensions thereof by following one of the procedures described in Section 3 of the Offer to Purchase. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

        The information required to be disclosed by Rule 14d-6(e)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

        The Purchaser has requested that the Company provide it with its stockholders list and security position listings so that the Offer to Purchase and the related Letter of Transmittal can be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, mailed to those who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

        THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

        Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealer or other person (other than the Information Agent).

                    The Information Agent for the Offer is
                            D.F. King & Co., Inc.
                               77 Water Street
                              New York, NY 10005
                        (212) 269-5550 (Call Collect)
                          (800) 848-3374 (Toll-free)

April 8, 1997